SCHEDULE 14A

                              (Rule 14a-101)



                  INFORMATION REQUIRED IN PROXY STATEMENT



                         SCHEDULE 14A INFORMATION



        Proxy Statement Pursuant to Section 14(a) of the Securities

                     Exchange Act of 1934, as amended.





Filed by the Registrant  [X]



Filed by a Party other than the Registrant  [ ]



Check the appropriate box:



[X]   Preliminary Proxy Statement



[ ]   Definitive Proxy Statement



[ ]   Definitive Additional Materials



[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



[ ]   Confidential, For Use of the Commission Only

      (as Permitted by Rule 14a-6(e)(2))



                                Endorex Corp.
               (Name of Registrant as Specified in Its Charter)

______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, If Other Than Registrant)


Payment of filing fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


______________________________________________________________________________



     (2)  Aggregate number of securities to which transactions applies:



______________________________________________________________________________



     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



______________________________________________________________________________



     (4)  Proposed maximum aggregate value of transaction:



______________________________________________________________________________



     (5)  Total fee paid:



______________________________________________________________________________



[ ]   Fee paid previously with preliminary materials.



______________________________________________________________________________



[ ]   Check box if any part of the fee is offset as provided by Exchange Act

      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



     (1)  Amount Previously Paid:



______________________________________________________________________________



     (2)  Form, Schedule or Registration Statement No.:



______________________________________________________________________________



     (3)  Filing Party:



______________________________________________________________________________



     (4)  Date Filed:

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                              July 16, 1997





TO THE STOCKHOLDERS:



        The annual meeting of stockholders (the "Annual Meeting") of

Endorex Corp.  (the "Company") will be held at the offices of Brobeck Phleger

& Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, telephone number (212) 581-1600 on July 16, 1997, at 10:30 A.M. (daylight savings time)

for the following purposes, each as more fully described herein:



        (1)     To elect six directors to serve until the next Annual

                Meeting or until their respective successors shall have been duly elected and qualified;



        (2)     To ratify the appointment of Coopers & Lybrand L.L.P. as

                independent public accountants for the year ending December

                31, 1997.



        (3)     To ratify a private placement of the sale of up to 60 units

                ("Units") of the Company's securities for a purchase price of $100,000 per Unit; and



        (4)     To transact such other business as may properly come before the Annual Meeting.



        Only stockholders of record at the close of business on June 6,

1997 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.



        Whether or not you expect to attend the Annual Meeting, your proxy vote is important.  To assure your representation at the Annual Meeting,

please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the

United States.





                                        By Order of the Board of Directors



                                        Michael S. Rosen

                                        Chief Executive Officer and President



Lake Bluff, Illinois

June 16, 1997





______________________________________________________________________________

             IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD

                 BE COMPLETED AND RETURNED PROMPTLY

------------------------------------------------------------------------------

	THIS PAGE INTENTIONALLY LEFT BLANK.

                            ENDOREX CORP.



	PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS



                            July 16, 1997





INTRODUCTION



        This Proxy Statement is furnished to stockholders of record of

Endorex Corp. (the "Company") as of the close of business on June 6, 1997 in connection with the solicitation of proxies by the Board of Directors of the

Company (the "Board of Directors" or "Board") for use at the Annual Meeting of

Stockholders to be held on July 16, 1997 (the "Annual Meeting").



        Shares cannot be voted at the meeting unless the owner is present in person or by proxy.  All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, FOR the ratification of

Coopers & Lybrand L.L.P. as independent public accountants for the year ending

December 31, 1997, and "FOR" the ratification of a private placement of up to 60 units of the Company's securities and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting.  Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy.  In addition, although mere attendance at the Annual

Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person.  Abstentions and broker non-

votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.  Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.



        The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-KSB

(the "Form 10-KSB") with the financial statements of the Company for the eleven months ended December 31, 1996, is being distributed concurrently herewith to stockholders.



        On June 11, 1997, the Company effected a one-for-fifteen reverse stock split (the "Reverse Stock Split") of its common stock, par value $0.001 per share (the "Common Stock").  Unless otherwise indicated, all information in this Proxy Statement gives effect to the Reverse Stock Split.  All information in the Form 10-KSB does not reflect the Reverse Stock Split.



        The mailing address of the principal executive offices of the

Company is 900 North Shore Drive, Lake Bluff, IL 60044  This Proxy Statement

and the accompanying form of proxy are being mailed to the stockholders of the

Company on or about June 29, 1997.



                         VOTING SECURITIES



        The Company has only one class of voting securities, its Common

Stock.  At the Annual Meeting, each stockholder of record at the close of business on June 6, 1997 will be entitled to one vote for each share of Common

Stock owned on that date as to each matter presented at the Annual Meeting.

On June 6, 1997, prior to the Reverse Stock Split, 16,318,870 shares of Common

Stock were outstanding (had the Reverse Stock Split been effected on June 6,

1997, 1,087,925 shares of common Stock would have been outstanding).  A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the

Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                              PROPOSAL 1



                        ELECTION OF DIRECTORS



        Unless otherwise directed, the persons appointed in the

accompanying form of proxy intend to vote at the Annual Meeting for the election of the four nominees named below as Directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified.  If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees.  The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.



        The Board of Directors currently has six members, four of whom are nominees for re-election.  Each nominee shall serve until the next Annual

Meeting or until their respective successors shall have been duly elected and qualified.  Carl Gilbert, Steve Kanzer, Michael Rosen and Gerald Vosika were elected to the Board of Directors by the stockholders at the 1996 annual stockholders meeting.  Kenneth Tempero was appointed by the Board of Directors to the Board of Directors in September 1996 and Leonard Jacob was appointed by the Board of Directors to the Board of Directors in November 1996.  Carl

Gilbert and Leonard Jacob have declined to stand for re-election.  The Board intends to appoint new Directors to fill these vacancies in the next couple months.



        The affirmative vote of a plurality of the Company's outstanding

Common Stock represented and voting at the Annual Meeting is required to elect the Directors.



Nominees for Election as Directors



        The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee.

Except as indicated, each of the nominees has had the same principal occupation for the last five years.



        Michael S. Rosen, M.B.A., 44, has served as President, Chief

Executive Officer and a member of the Board of Directors since August 1996.

>From January 1995 until August 1996, he was President and Chief Executive

Officer of PharmaMar, S.A., a European biotech company.  From June 1991 until

January 1995, Mr. Rosen was General Manager of the northern Latin American businesses for Monsanto Company, a multinational chemical/ pharmaceutical company. Mr. Rosen received a B.A. in Sociology/ International Relations from

Beloit College and an M.B.A. in International Business from the University of

Miami.  He has undertaken post-graduate courses at Northwestern University and

Sophia University in Tokyo, Japan.





        Gerald J. Vosika, M.D., 54, founded the Company in February 1985.

 He was President of the Company from inception until August 1996 when he was elected Chairman of the Board.  He currently continues to serve as Scientific

Director, Chairman and a member of the Board of Directors of the Company.  He has been a practicing physician and an investigator of immunotherapeutic agents for the past 21 years.  Dr. Vosika was employed by the United States

Veteran's Administration from July 1980 until May 1987.  He was a part-time employee of the University of North Dakota from July 1980 to March 1993 and a part-time employee of the United States Veterans Administration from December

1990 to March 1993. Dr. Vosika received his M.D. from University of Minnesota.

        Steve H. Kanzer, C.P.A., Esq., 33, has served as a member of the

Board of Directors since his election in June 1996.  Mr. Kanzer is also a

Senior Managing Director of Paramount Capital, Inc., a biotechnology investment bank, and Paramount Capital Investments, LLC, a biotechnology venture capital and merchant banking group.  Mr. Kanzer is a founder and currently a director of Boston Life Sciences, Inc., a biotech company, and

Atlantic Pharmaceuticals, Inc., a biotech company,  and is currently Chairman of the Board of Directors of Discovery Laboratories, Inc.  He has been a founder and director of several other public and private biotechnology companies, including Avigen, Inc., Titan Pharmaceuticals, Inc. and Xenometrix,

Inc.  Prior to 1995, Mr. Kanzer was General Counsel of The Castle Group Ltd.

Before joining Paramount Capital, Inc. and The Castle Group Ltd., Mr. Kanzer

was an attorney at the law firm of Skadden, Arps, Meagher, Slate & Flom.  Mr.

Kanzer received his J.D. from New York University School of Law and a B.B.A.

in Accounting from Baruch College.



        Kenneth Tempero, M.D., Ph.D., M.B.A., 57, has served as a member of the Board of Directors since September 1996.  Prior thereto, he served as

Chairman and Chief Executive officer of MGI Pharma, Inc., a company that focuses on the development and sale of cancer therapeutics and related products.  From 1983 to 1987, Dr. Tempero held various positions with G.D.

Searle & Co., a pharmaceutical company, most recently as Senior Vice President of Research and Development.  Dr. Tempero holds M.S. and Ph.D. degrees in

Pharmacology from Northwestern University, an M.D. in Medicine and Surgery

from Northwestern University and an M.B.A. in Pharmaceutical Marketing from

Fairleigh Dickinson University.  Dr. Tempero, who has more than 60 scientific publications to his credit, currently serves on the Board of Directors of

Empi, Inc. and SPRI Medical and Rehab.  He is also a scientific consultant to a number of other companies.  He is also a member of the American College of

Physicians and American Society for Clinical Pharmacology and Therapeutics.



Committees of the Board of Directors



        The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company.  Mr.

Kanzer, chairman of the Committee, and Dr. Tempero are the only members of the

Audit Committee.



        The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.  Dr.

Jacob, chairman of the Committee, and Dr. Gilbert are the only members of the

Compensation Committee.



        The Executive Committee of the Board of Directors acts on such matters as are referred to it by the full Board of Directors.  Dr. Jacob and

Messrs. Kanzer and Rosen are the only members of the Executive Committee.

Attendance at Board and Committee Meetings



        During the Company's last fiscal year, which was comprised of eleven months ended December 31, 1996, the Board of Directors held seven formal meetings.  During this period, each incumbent Director attended at least 75% of the aggregate number of meetings of the Board of Directors and the total number of meetings held by all Committees on which he served.  In addition to formal meetings, the Board of Directors and the Audit and

Compensation Committees meet frequently on an informal basis.



Compensation of Directors



        Cash Compensation.  Directors do not receive a fee for attending

Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company.



        Stock Option Grant.  The Board has granted each non-employee Director an option for 30,000 shares of Common Stock on the date of his or her election or appointment to the Board of Directors.  Each option granted has an exercise price equal to 100% of the fair market value of the

Common Stock on the grant date and a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board of Director service.  Each option is exercisable to the extent of 10,000 shares at the end of each year of Board service.





_______________________________________________________________________________



Executive Officers



        The names of the Company's current executive officers and certain information about them are set forth below.



Name				Age	Position

___________________________     ___     ___________________________________


Michael S. Rosen                 44	     President, Chief Executive Officer

                                         and Director



Gerald J. Vosika, M.D.           54      Chairman of the Board and

                                         Scientific Director



Robert N. Brey, Ph.D.            47	     Vice President, Vaccine

                                         Development



David G. Franckowiak, CPA        34      Controller/Treasurer

_______________________________________________________________________________




        Information regarding executive officers who are not Directors is as follows:



        Robert N. Brey, Ph.D. has served as Vice President, Vaccine

Development of the Company since December 1996.  From 1994 to 1996, he served as Principal of Vaccine Design Group, a consulting practice focused on research and development strategies in vaccines and immunological therapies.

>From 1992 to 1994, Dr. Brey served as Director of Research at Vaxcel, Inc., a company involved in vaccine delivery technology.  From 1986 to 1992, he held a variety of positions at Lederle-Praxis Biologicals, where he managed the

Molecular Biology and Oral Vaccine Development areas.  Dr. Brey received a

B.S. in Biology from Trinity College and a Ph.D. in Microbiology from the

University of Virginia School of Medicine.  He also served as a Postdoctoral

Fellow in biology at the Massachusetts Institute of Technology.  Dr. Brey has

written numerous publications and filed several patents in the area of vaccines.



        David G. Franckowiak, C.P.A., C.M.A., M.Acc. became

Controller/Treasurer of the Company on April 1, 1997.  From 1985 to March,

1997, Mr. Franckowiak  held several positions with a Big Six public accounting firm, the last of which was audit manager. Mr. Franckowiak received his B.S.

in Commerce, Accountancy and a Master of Accountancy at DePaul University.  He

is also a Certified Public Accountant and a Certified Management Accountant.

He currently serves as the President of the board of directors of the non-

profit organization, Community Support Services, Inc., which position he has held since July 1996, and from March 1994 to July 1996, he was the Treasurer of such organization.  Mr. Franckowiak is also a member of the Illinois CPA

Society.

Director and Officer Securities Reports



        The Federal securities laws require the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange

Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. Copies of such reports are required to be furnished to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all of such persons subject to these reporting requirements filed the required reports on a timely basis with respect to the Company's most recent fiscal year.





Executive Compensation



        All information regarding securities of the Company is presented as of the December 31, 1996 and does not reflect the Reverse Stock Split.



        The following table sets forth information concerning the

compensation paid during the Company's transition period ended December 31,

1996 and the two fiscal years ended January 31, 1996 and 1995 to (i) the

Company's Chief Executive Officer and (ii) all of the other executive officers whose base salary during the transition period was in excess of $100,000

(collectively, "the Named Executive Officers").   No other executive officer

who would otherwise have been included in such table resigned or terminated employment during 1996.





_______________________________________________________________________________



                             Summary Compensation Table



                       Annual Compensation        Long-Term Compensation

Name and                                          Securities Underlying          All Other

Principal Position       Year      Salary ($)            Options (#)            Compensation ($)

__________________       ____      __________     ______________________        ----------------

Michael S. Rosen (1)   12/31/96        73,536            700,000                     4,600
President & CEO        01/31/96             -                  -                         -
                       01/31/95             -                  -                         -

Gerald Vosika
Chairman &             12/31/96       234,471          2,000,000                         0
Scientific Officer     01/31/96       213,560                  0                         0
                       01/31/95       197,600             75,000                         0


Robert N. Brey (2)
Vice President         12/31/96         8,180            100,000                         0
Vaccine Development    01/31/96             -                  -                         -
                       01/31/95             -                  -                         -

_______________________________________________________________________________


(1) 	Mr. Rosen joined the Company on August 19, 1996.  Mr. Rosen's annual salary is $200,000.

(2) 	Dr. Brey joined the Company on December 1, 1996.  Dr. Brey's annual salary is $100,000.

        The following table sets forth certain information concerning options granted to the Named Executive Officers during the transition period ended December 31, 1996.  No SARs were granted during that period:





______________________________________________________________________________________________



                               Option Grants in Last Fiscal Year



                      Number of Securities      Percentage

                      Underlying Options         of Total           Exercise   Expiration

         Name              Granted           Options Granted(1)      Price        Date

  ___________________    _________________   __________________    __________  ___________


Michael S. Rosen (2)      700,000                  24.65%            $1.250     08/19/03



Gerald J.Vosika (3)     2,000,000                  70.42%            $0.065     03/21/06



Robert N. Brey (4)        100,000                   3.52%            $0.875     12/01/03

______________________________________________________________________________________________






(1)     Based on an aggregate of 2,840,000 options granted to employees in the period ended December 31, 1996, including options granted to the Named

        Executive Officers.



(2)     The option was granted on July 16, 1996.  The option may be exercised with respect to 100,000 shares after August 19, 1996; a cumulative additional 25,000 shares each quarter through June 30, 1997 and a cumulative additional 37,500 shares each quarter until vested.  The exercise price may be paid in cash or by delivery of common stock.



(3)     The option was granted on March 21, 1996 and may be exercised for all the option shares at any time prior to March 21, 2006.  The exercise price may be paid in cash or by delivery of common stock.



(4)     The option was granted on December 1, 1996 and may be exercised with respect to 6,250 shares on the grant date and a cumulative additional

        6,250 shares quarterly thereafter.



        The following table sets forth certain information concerning exercisable and unexercisable stock options  held as of December 31, 1996 by each of the Named Executive Officers. No SARs were granted during 1996 and no

SARs are outstanding at December 31, 1996:





_________________________________________________________________________________________________________________________



       Aggregate Option Exercises in Last fiscal Year and Fiscal Year-end Option Values



                        Shares

                     Acquired on        Value          Number of Exercisable Options           In-the-Money Options

                      Exercise         Realized         Exercisable    Unexercisable        Exercisable    Unexercisable

                   ______________   ______________    ______________  ________________    ______________  _______________


Michael S. Rosen           -                 -             125,000         575,000                  -                  -



Gerald J. Vosika    2,100,000        $2,363,550            125,000          50,000             $88,906(1)         $35,563(1)



Robert N. Brey             -                 -               6,250          93,750                  -                   -

__________________________________________________________________________________________________________________________






(1)	  Difference between the bid price on December 31, 1996  (25/32) and exercise price.

Employment Agreements

        On June 1, 1996, the Company entered into an Employment Agreement with Gerald Vosika, M.D., which agreement was amended by a letter agreement dated June 25, 1996, to serve as the Chairman of the Board and Scientific Director of the Company. Dr. Vosika's employment with the Company terminates on May 31, 1999. Dr. Vosika's initial salary pursuant to the agreement is $225,000. The agreement provides that if Dr. Vosika terminates his employment for Good Reason (as defined therein), or if the Company terminates Dr. Vosika's employment other than for Cause (as defined therein) or because of disability, Dr. Vosika shall receive his full salary through the date of termination and severance pay equal to Dr. Vosika's annual salary as of the date of termination, multiplied by the number of years remaining in his term of employment. If Dr. Vosika's health becomes impaired or he becomes disabled for a period of time, Dr. Vosika is entitled to receive his full salary for a minimum of thirteen months, such amount to be reduced by any payments made to

Dr. Vosika under disability benefit plans of the Company.  Dr. Vosika's spouse or his estate is also entitled to six months of this salary upon his death.

Unless Dr. Vosika's employment is terminated for Cause, the Company must continue to provide benefits to Dr. Vosika for the greater of the number of years remaining in his term of employment or three.  The agreement also contains a provision restricting the ability of Dr. Vosika to sell or otherwise dispose of any shares of equity securities for a period of twenty-

four months from June 25, 1996 without the prior written consent of Aries

Financial Services, Inc., except that Dr. Vosika may sell 25% of any equity securities owned by him on such date twelve months from such date.



        On July 25, 1996, the Company entered into an Employment Agreement with Michael S. Rosen to serve as the President, Chief Executive Officer, and a Director of the Company.  Mr. Rosen's employment with the Company commenced on August 19, 1996 and terminates on August 30, 2000.  Mr. Rosen's initial salary pursuant to the agreement is $200,000.  Mr. Rosen was elected a

Director of the Company on August 22, 1996.  Mr. Rosen was also granted a seven-year option to purchase 700,000 shares of the Company's Common Stock,

which vests in quarterly increments.   If  Mr. Rosen's employment terminates

prior to December 31, 2000 the option shall be exercisable thereafter only to the extent exercisable on the date of termination.  The agreement contains other provisions, including, among others, a covenant restricting Mr. Rosen's ability to engage in activities competitive with the Company for the term of the agreement and for 18 months thereafter.



        On December 1, 1996, the Company entered into an Employment

Agreement with Robert N. Brey to serve as Vice President-Vaccine Development.

Dr. Brey's employment with the Company commenced on December 1, 1996 and terminates on November 30, 2000.  Dr. Brey's initial salary pursuant to the agreement is $100,000. Dr. Brey was also granted a seven-year option to purchase 100,000 shares of the Company's Common Stock, which vests in quarterly increments.  If Dr. Brey's employment terminates before such option is fully vested, the option shall be exercisable thereafter only to the extent exercisable on the date of termination.  The agreement contains other provisions, including, among others, a covenant restricting Dr. Brey's ability to engage in activities competitive with the Company for the term of the agreement and for 18 months thereafter.



Limitation of Liability and Indemnification Matters



        The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the

Company. Under Delaware law, the directors have a fiduciary duty to the

Company which is not eliminated by this provision of the Certificate of

Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under

Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. In addition the

Company has obtained liability insurance for its officers and directors.

        The Certificate of Incorporation also provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the

Delaware General Corporation Law, all of its present and former officers and directors, and any party agreeing to serve as an officer, director or trustee of any entity at the Company's request, in connection with any civil or criminal proceeding threatened or instituted against such party by reason of actions or omissions while serving in such capacity. Indemnification by the

Company includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement or vote of the stockholders or the disinterested directors of the Company.



        Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the Board of Directors by a majority vote of a quorum of directors who are not parties to such proceedings, or (2) if such a quorum is not obtainable or if directed by a quorum of disinterested directors, by independent legal counsel in a written opinion, or (3) by the stockholders.

	REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS



        The Compensation Committee of the Board of Directors advises the

Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company.  The Compensation Committee also is responsible for the administration of the Company's option plans under which option grants may be made.  The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal year 1996.



        General Compensation Policy.  The fundamental policy of the

Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance.  It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance.

 Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary and annual bonus which reflect individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.



        Factors.  The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1996 are summarized below.  The Compensation Committee may,

however, in its discretion apply entirely different factors in advising the

Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.



        Base Salary.  The suggested base salary for each executive officer is determined on the basis of the following factors: experience,

personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations.  The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.



        From time to time, the Compensation Committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of the

Company.



         Long-Term Incentive Compensation.  Long-term incentives are provided through grants of stock options.  The grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company.  Each option grant allows the individual to acquire shares of the Company's Common

Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years).  Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

        The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

        CEO Compensation.  In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the

Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) to make a significant percentage of the total compensation package contingent upon the

Company's performance and stock price appreciation.



        The suggested base salary established for Mr. Rosen on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year.  Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.  At the end of the first year of employment, Mr. Rosen shall be entitled to a bonus of up to $100,000 based on mutually agreed milestones.  In addition, at the discretion of the Board of Directors, Mr. Rosen shall also be eligible for a bonus of up to $100,000.  Upon his employment by the Company, Mr. Rosen was granted options to purchase 46,667 shares of Common Stock.  Such options vested 6,667 on August 19, 1996 and 1,667 on September 30, 1996 and each quarter thereafter.  All options and vesting are adjusted for the Reverse

Stock Split.



        Compliance with Internal Revenue Code Section 162(m).  As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year.  This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based.  Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.



        The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for the 1997 fiscal year will exceed the $1 million limit per officer.  Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation

Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers.  The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the

$1 million level.





                                        THE COMPENSATION COMMITTEE



                                        Dr. Carl Gilbert

                                        Dr. Leonard Jacob





June 11, 1997

Security Ownership of Certain Beneficial Owners and Management



        The following table sets forth, as of June 11, 1997, certain information with respect to the beneficial ownership of shares of Common Stock of: (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) each Director of the Company  and each Named Executive Officer, and (iii) all directors and executive officers of the Company as a group.  As of June 11, 1997, the

Company had 1,087,925 shares of Common Stock outstanding.





________________________________________________________________________________



                                           No. of Shares            Percent

 Name and Address of Beneficial Owner    Beneficially Owned (1)     of Class

 ____________________________________    ______________________     _________


The Aries Trust (2)(3)                        509,234               45.01%

c/o Paramount Capital Asset

Management, Inc.

787 Seventh Avenue,

New York, NY 10019



Aries Domestic Fund (2)(4)                    180,568               16.25%

MeesPierson (Cayman) Limited

P.O.Box 2003, British American Centre

Phase 3, Dr. Roy's Drive

George Town, Grand Cayman



Gerald J. Vosika, M.D. (5)                    151,234               13.80%

3505 Riverview Circle

Moorhead, MN 56560



Michael S. Rosen, MBA (6)(7)                   13,334                1.21%



Steve H. Kanzer, Esq. (2)(8)                   13,334                1.21%

c/o Paramount Capital Investments, LLC

787 Seventh Avenue,

New York, NY   10019



Carl Gilbert, Ph.D.(9)                          2,600                  **

4655 Oakleigh Manor Drive

Powder Springs, GA 30073



Leonard S. Jacob, M.D., Ph.D.                       0                  **

405 Caranel Circle

Penn Valley, PA 19072



Kenneth Tempero, M.D., Ph.D., MBA                   0                  **

1290 French Creek Drive

Wayzata, MN 55391

Robert N. Brey (6)(10)                          1,667                  **

All Directors and Officers as a group         182,583               16.78%
________________________________________________________________________________


**	Represents less than 1% of outstanding Common Stock or voting power.

(1)	Shares of the Company's Common Stock which any person set forth in this table has a right to acquire, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any such person.

(2)	Lindsay A. Rosenwald, M.D., is the President and sole stockholder of
    Paramount Capital Asset Management, Inc., the Investment Manager and General Partner of the Aries Trust and Aries Domestic Fund, L.P., respectively. Dr. Rosenwald disclaims beneficial ownership of the shares owned by Aries Funds except to the extent of his pecuniary interest therein, if any.


(3) 	Includes 43,334 shares issuable upon exercise of warrants that are exercisable within the 60-day period following June 11, 1997.

(4) 	Includes 23,334 shares issuable upon exercise of warrants that are exercisable within the 60-day period following June 11, 1997.

(5) 	Includes 13,334 shares issuable upon exercise of options held that are exercisable within the 60-day period  following June 11, 1997.

(6) 	The address of Messrs. Rosen and Brey is c/o Endorex Corp., 900 North
     Shore Drive, Lake Bluff, IL 60044.

(7) 	Consists of 13,334 shares issuable upon exercise of options held that are exercisable within the 60-day period following June 11, 1997.

(8) 	Consists of 13,334 shares issuable upon exercise of options held that are exercisable within the 60-day period following June 11, 1997.


(9) 	Consists of 533 shares issuable upon exercise of options held that are exercisable within the 60-day period following June 11, 1997.

(10) Consists of 1,667 shares issuable upon exercise of options held that are exercisable within the 60-day period following June 11, 1997.


Certain Relationships and Related Transactions

        Each of the transactions described under this heading, except the Bridge Loan, occurred prior to June 1997 do not reflect the Reverse Stock Split.

        On March 22, 1996, the Board of Directors granted to Dr. Vosika a ten-year option to purchase 2,000,000 shares of the Company's Common Stock at an exercise price of $.065 per share. Dr. Vosika exercised such options on July 31, 1996.

        On March 1, 1996, the Company entered into a Stock Purchase
Agreement with Dominion pursuant to which Dominion agreed to purchase and the Company agreed to sell 5,000,000 shares of the Company's Common Stock at a purchase price per share of $.065. Such shares are to be sold in three approximately equal installments at closings held or to be held on March 18,

April 15, and May 15, 1996.



        On June 13, 1996, Dominion entered into an agreement with Aries

Fund, a Cayman Island Trust, and the Aries Domestic Fund, L.P., a Delaware

limited partnership (collectively, "Aries"), with the Company a party to the agreement, whereby Dominion sold and Aries purchased an aggregate of 4,000,000 shares of the Company's Common Stock at a price of $.10 per share.  The purchase price was paid from Aries' general funds.  As part of the transaction, Dominion transferred to Aries certain of its rights under the

March 1, 1996 agreement including, among others, the right to designate a

Director of the Company and rights to have the shares registered under the

Securities Act of 1933, as amended.  Upon completion of the sale of the

4,000,000 shares, Mr. Steve Kanzer was elected a Director of the Company as the designee of Aries.  Also concurrently with the completion of the transaction, the Company redeemed its outstanding rights under the

Stockholders Rights Agreement dated as of September 23, 1994.  On June 26,

1996, Aries purchased from the Company an additional 5,000,000 shares of the

Company's Common Stock at a price of $.20 per share or an aggregate of

$1,000,000.  The purchase price was paid from Aries' general funds.  The purchase agreement relating to such shares contains various representations and warranties concerning the Company and its activities and also various affirmative and negative covenants.  The purchase agreement grants to Aries the right to have registered under the Securities Act of 1933, as amended, the shares sold to Aries to enable the public offer and sale of those shares.  The agreement restricts the Company from entering into mergers, acquisitions, or sales of its assets without the prior approval of Aries.

        On July 25, 1996, Michael S. Rosen, President, Chief Executive

Officer, and a Director of the Company was granted a seven-year option to purchase 700,000 shares of the Company's Common Stock at an exercise price of

$1.25 per share.



        Paramount Capital, Inc. is the Placement Agent for the Company's

proposed private placement of securities (the "Private Placement").  Paramount

Capital Asset Management, Inc. ("PCAM") is the investment manager of Aries.

Lindsay A. Rosenwald, M.D. is the sole stockholder of Paramount Capital, Inc.

and of PCAM.  Mr. Kanzer is an employee of Placement Agent and became a member of the Board of Directors in connection with the initial investment by Aries.



        The Company has entered into a senior line of credit agreement with Aries pursuant to which the Company may borrow up to $500,000 (the

"Bridge Loan").  The Bridge Loan accrues interest at the rate of 12% per annum and becomes due and payable upon the earlier of August 19, 1997 and the final closing date of the Private Placement.  In consideration of the Bridge Loan,

the Company has granted to Aries warrants (the "Bridge Loan Warrants") to purchase an aggregate of 66,668 shares of Common Stock at an initial exercise price equal to the Offering Price (as hereinafter defined).  The exercise price of the Bridge Loan Warrants and the number of shares of Common Stock purchasable thereunder are subject to adjustment in certain circumstances.

Such warrants are exercisable from May 19, 1997 until May 19, 2002.  In addition, under the terms of the Bridge Loan, the Company may request up to an additional $500,000 on substantially the same terms and conditions.  As consideration for any additional borrowing under the Bridge Loan, the Company will grant to Aries additional Bridge Loan Warrants to purchase an aggregate of 66,667 shares of Common Stock.

                                PROPOSAL 2



         SELECTION OF AN INDEPENDENT PUBLIC ACCOUNTANT AND AUDITOR





        Upon the recommendation of the Audit Committee, the Board of

Directors appointed Coopers & Lybrand L.L.P., independent public accountants and auditors of the Company, as auditors of the Company to serve for the year ending December 31, 1997, subject to the ratification of such appointment by the stockholders at the Annual Meeting.  The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy is required to ratify the appointment of the auditors.  Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the ratification of Coopers & Lybrand L.L.P. to serve as the Company's auditors for the year ending December 31, 1997.

                             PROPOSAL 3



                 RATIFICATION OF PRIVATE PLACEMENT



        The Board of Directors has unanimously approved and recommends stockholder ratification of the Private Placement of up to 60 units ("Units")

of the Company's securities at an offering price of $100,000 per Unit.  The

Board of Directors believes that this additional capital necessary and prudent for the implementation of the Company's future plans.  The Private Placement is not subject to stockholder approval.  As a matter of good corporate practice, the Board of Directors has decided to disclose the terms of the

Private Placement and seek stockholder ratification therefor.



        Each Unit consists of (a) the number of shares of Common Stock determined by dividing 100,000 by the lesser of (i) $4.75 and (ii) 75% of the average closing bid price of the Common Stock on the OTC Bulletin Board for the 20 consecutive trading days immediately preceding (1) the initial closing date, (2) any interim closing date and (3) the final closing date (the "Final

Closing Date") of the Private Placement, whichever is lowest (the "Offering

Price"), and (b) Class D Warrants ("Class D Warrants") to purchase at any time prior to the fifth anniversary of the Final Closing Date 3,333 shares of

Common Stock.  The Company has retained Paramount Capital, Inc. (the

"Placement Agent") as the exclusive agent in connection with the Private

Placement on a "best efforts" basis.  The minimum offering is 10 Units and the maximum offering is 60 Units (the "Maximum Offering"), and the Company has

granted the Placement Agent an over-allotment option to sale up to an additional 30 Units.  Assuming the case of the Maximum Offering, a closing bid price of $4.75 per share for the purposes of calculating the number of shares of

Common Stock included in a Unit and excluding securities issuable pursuant to the exercise of the Placement Options (as described below) up to 1,684,211 shares of Common Stock may be issued and 200,000 Class D Warrants, exercisable initially for 200,000 shares of Common Stock, may be issued in the Private

Placement.



        Each subscriber for Units will be required to a execute a Subscription Agreement (the "Subscription Agreement"). The Units will be sold only to "accredited investors" as such term is defined in rule 501(a) under the Securities Act of 1933, as amended.

        Assuming that all 60 Units are sold, the Company will receive net proceeds of approximately $5,120,000 which will be used to pay certain debt, including the Bridge Loan, for working capital purposes, for other capital transactions and to fund planned capital expenditures.

        The Company has agreed to pay the Placement Agent for its services, compensation in the form of (i) cash commissions equal 9% of the gross proceeds from the sale of all Units, and (ii) a non-accountable expense allowance equal to 4% of the gross proceeds from the sale of all Units. In addition, upon closing of the sale of the Units being offered, the Company will sell to the Placement Agent and/or its designees, for $.001 per option, options (the "Placement Options") to acquire a number of newly issued Units equal to 10% of the Units issue in the Private Placement, exercisable for a period of 5 years commencing 6 months after the Final Closing Date, at an exercise price equal to 110% of the offering price of the Units. The Company will also pay the Placement Agent a commission of 5% upon the exercise of any of the Class D Warrants.

 Certain provisions of the Subscription Agreement are briefly summarized below:

Registration

Rights:           Within 60 days after the Final Closing Date, the

                  Company will use its best efforts to file a

                  registration statement (the "Shelf Registration

                  Statement") with respect to the Common Stock included

                  in the Units and issuable upon exercise of the Class D

                  Warrants and in certain circumstances (as described

                  below) (the "Registrable Securities").



Lock-Up:          75% of each holder's Registrable Securities shall be

                  subject to a "lock-up" for the first three months

                  following the effective date (the "Effective Date") of

                  the Shelf Registration Statement. Thereafter, 50% of

                  such securities will be subject to such a "lock-up"

                  until six months following the Effective Date and the

                  remaining 25% of such securities will be "locked-up"

                  until nine months following the Effective Date.

        Certain contractual rights (the "Contractual Rights") to be granted to subscribers for Units, or of their permitted assignees (the "Rights Holders"),

are briefly described below:



Semi-Annual,

Dilution and

Reset Issuances:  The Rights Holders will be entitled to receive additional shares of Common Stock in certain

                  circumstances including: (i) if the Company sells or

                  issues shares of Common Stock at less than the

                  "Dilution Value," which is initially equal to the

                  Offering Price ("Dilution Issuances"), (ii) if the

                  Dilution Value is reset ("Reset Issuances") and (iii)

                  on each 6 month anniversary of the Reset Date (as

                  defined below).  The Dilution Value may be reset on

                  the date that is 12 months after the Final Closing

                  Date (the "Reset Date") if the average closing bid

                  price of the Common Stock on the OTC Bulletin Board

                  for the 20 consecutive trading days ending on the

                  trading date immediately prior to the date as of which

                  it is being determined is less than 130% of the

                  applicable Dilution Value and may be adjusted in

                  certain other circumstances.



Liquidation Put:  Upon a liquidation, dissolution or winding up of the

                  Company, whether voluntary or involuntary, a sale or

                  other disposition of all or substantially all of the

                  assets of the Company or any consolidation, merger,

                  combination, reorganization or other transaction in

                  which the Company is not the surviving entity or

                  shares of Common Stock constituting more than 50% of

                  the voting power of the Company are exchanged for or

                  changed into stock or securities of another entity,

                  cash and/or property, after payment or provision for

                  payment of the debts and liabilities of the Company,

                  the Rights Holders may require the Company to

                  repurchase the Common Stock acquired in the Private

                  Placement and any Common Stock acquired as a result of

                  Semi-Annual Issuances, Dilution Issuances and Reset

                  Issuances for 130% of the Dilution Value of such

                  shares.



Mandatory

Termination:      At any time 12 months after the Final Closing Date the

                  Company may cause the Rights Holders' Contractual

                  Rights to be terminated if the market price of the

                  stock, as determined in accordance with terms of the

                  Subscription Agreement, exceeds 200% of the then

                  applicable Dilution Value.



Placement Agent

Approval Rights:  So long as 50% of the shares of Common Stock included in the Units remain outstanding, the prior

                  written consent of the Placement Agent is acquired to

                  approve (i) the issuance of or the increase of the

                  authorized amount, or the alteration of any of the

                  terms of any securities of the Company senior to, or

                  on parity with, the Common Stock included in the Units

                  with respect to voting, liquidation and dividends and

                  (ii) any alteration of the Company's charter documents

                  that would adversely affect the relative rights,

                  preferences, qualifications, limitations or

                  restrictions of the Common Stock included in the Units

                  or of the Contractual Rights relating thereto.

  Certain provisions of the Class D Warrants are summarized briefly below:



Exercise Price

and Terms:        Each Class D Warrant entitles the holder thereof

                  to purchase one share of Common Stock at an exercise

                  price equal to the Offering Price.  The Class D

                  Warrants may be exercised upon surrender of the Class

                  D Warrant certificate prior to the fifth anniversary

                  of the Final Closing Date.  No fractional shares will

                  be issued upon exercise of the Class D Warrants, and

                  the Company will pay cash in lieu of fractional

                  shares.  On the fifth anniversary of the Final Closing

                  Date, the Class D Warrants will become void and of no

                  value.  If a market for the Class D Warrants develops,

                  the holder may sell the Class D Warrants instead of

                  exercising them.



Adjustments       The exercise price and the number of shares of Common

                  Stock purchasable upon the exercise of the Class D

                  Warrants are subject to adjustment upon the occurrence

                  of certain events, such as below market or conversion

                  price issuances or stock dividends or stock splits of

                  the Common Stock.  Additionally, an adjustment would

                  be made in the case of the reclassification or

                  exchange of the Common Stock, consolidation or merger

                  of the Company with or into another corporation or

                  sale of all or substantially all of the assets of the

                  Company, in order to enable warrantholders to acquire

                  the kind and number of shares of Common Stock that

                  might otherwise have been acquired upon the exercise

                  of the Class D Warrants.  No adjustment to the

                  exercise price of the shares subject to the Class D

                  Warrants will be made for dividends (other than

                  dividends in the form of stock), if any, paid on the

                  Common Stock.



Redemption        The Class D Warrants are subject to redemption by the Company at $.75 per warrant on 60 days prior written notice provided that the closing bid price for the Common Stock exceeds 200%

                  of the exercise price per share for 20 consecutive trading days ending three days prior to the date of notice of

                  redemption, except that the Class D Warrants are not

                  redeemable on or prior to the first anniversary of the Final

                  Closing Date.



Voting Rights     The Class D Warrants do not confer upon holders thereof any voting or any other rights of a stockholder of the Company.

                         STOCKHOLDER PROPOSALS



        In accordance with regulations issued by the Securities and Exchange

Commission, stockholder proposals intended for presentation at the 1998 Annual

Meeting of Stockholders must be received by the Secretary of the Company no later than January 1, 1998 if such proposals are to be considered for inclusion in the Company's Proxy Statement.





                              OTHER MATTERS



        Management knows of no matters that are to be presented for action at the meeting other than those set forth above.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.



        Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.





                                        By Order of the Board of Directors



                                        Michael S. Rosen

                                        Chief Executive Officer and Secretary





Lake Bluff, Illinois

June 16, 1997